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                                                                    Exhibit 23.2

                         Consent of Independent Auditors

The Board of Directors
Lily ICOS LLC:

We consent to incorporation by reference in the registration statements (No. 333-63790) on Form S-3 and (Nos. 333-48401, 333-80680, 333-64762, 333-08485,
333-78315 and 333-72564) on Form S-8 of ICOS Corporation of our report dated January 23, 2002 relating to the balance sheets of Lilly ICOS LLC (a development stage company) as of December 31, 2001 and 2000, and the related statements of operations, comprehensive operations, members' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001 and the period from October 2, 1998 (inception) to December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of ICOS Corporation.

/s/ KPMG LLP

Seattle, Washington
March 28, 2002